COMPANY CONTACT: Doug Atkinson, CFA Senior Manager - Finance & Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

SilverBow Resources Announces First Quarter 2018 Results
Production at High End of Guidance
Strong Performance from 6 Well Pad in Fasken
Accelerates Value with AWP Olmos Divestiture and Recent Rig Addition

Houston, TX - May 8, 2018 - SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or the “Company”) today announced operating and financial results for the first quarter 2018. Highlights include:

•	Net production averaged approximately 161 million cubic feet of natural gas equivalent per day (“Mmcfe/d”), coming in at the high end of guidance

•	Oil and gas revenues of $52.8 million

•	Lease operating expenses of $0.34/Mcfe which includes two months of higher cost AWP Olmos wells that have since been divested

•
Cash general and administrative expenses of $4.2 million (a non-GAAP measure calculated as $5.6 million in net general and administrative costs less $1.4 million of share based compensation), or $0.29/Mcfe, which is better than guidance

•	Net Income of $8.5 million or $0.72 per diluted share

•	Adjusted EBITDA (a non-GAAP measure) of $36.1 million

•
Completed six well pad in Fasken (three Lower Eagle Ford and three Upper Eagle Ford) during the first quarter, the largest pad developed by the Company to date. This six well pad averaged nearly 65 Mmcfe/d for first 30 days of production with an all-in development cost of approximately $30 million

•	Borrowing base reaffirmed at $330 million following the Company’s semi-annual Spring 2018 redetermination. The interest margin on the facility was reduced 50 basis points

•	Maintained strong balance sheet with $274 million of liquidity

•	Asset retirement obligations reduced to $4.7 million, a decrease of 57% compared to year-end 2017 levels

•	Currently drilling second six well pad in Fasken with new high specification rig which commenced operations March 1, 2018

•	Reiterating full year 2018 capital expenditure guidance of $245 to $265 million and full year 2018 production guidance of 175 to 195 Mmcfe/d

MANAGEMENT COMMENTS
Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “The first quarter was a strong start to the year for the Company. Our operational and financial performance continues to demonstrate our ability to consistently execute, control our costs, and capitalize on opportunities that strengthen our competitive position. We are advancing the development of our Eagle Ford assets as we enhance well productivity and increase the scale of our operations with the addition of a second rig. Additionally, we continue to complement our development program with active portfolio management. Our recent non-core divestitures reduced operational complexity from the portfolio and provide improved cost efficiencies.”
Woolverton commented further, “Our 2018 plan is to drive value creation throughout our portfolio, with an acute focus on continued strategic delineation and appraisal in our Southern Eagle Ford gas assets. As we look out further into the year, we are expecting to see a production ramp that corresponds to our back-end loaded capital budget. We believe we are well-positioned to navigate this dynamic operating environment and generate margin expansion through a capital program focused on full cycle returns and a leading cost structure. Our balance sheet remains strong, and we are well-funded to execute our capital investment plan for 2018.”
OPERATIONS HIGHLIGHTS
During the first quarter 2018, the Company spud ten gross (eight net) wells while completing six gross (four net) wells. The Company completed a six well pad in Fasken in the quarter which included three Upper Eagle Ford wells and three Lower Eagle Ford wells. The Company drilled a two well pad in Oro Grande in the first quarter, with both wells being brought online in late

April 2018. While it is early in the life for both wells, performance thus far is in line with expectations. For the full year, the Company remains on track to drill 32 and complete 26 net wells with the majority of the completions occurring in the second half of the year given the nature of pad drilling and the ramp up time associated with the second rig. The Company plans on drilling in all areas of its portfolio again in 2018 with a continued focus on demonstrating the commercial viability of the Company’s extensive drilling inventory.
The Company plans on operating two rigs for the remainder of the year with a focus on incorporating larger pad development concepts into the capital program and driving steady improvement in well productivity and costs. Specifically, the Company is currently drilling another six well pad in Fasken using the recently added high specification rig with the expectation that these wells will be brought to sales in the third quarter. This rig will continue to focus on the shallower areas of the portfolio in Fasken and Artesia while the other rig focuses on the Southern Eagle Ford gas assets in LaSalle, McMullen and Live Oak Counties. The Company maintains considerable flexibility to modify the drilling program based on well results, commodity prices, or other strategic opportunities.
The Company continues to evaluate completion designs across its asset base assessing stage lengths, clusters per stage, fluid volumes and proppant concentrations. The Company is integrating new concepts to improve asset performance, increase capital efficiency, and reduce operating costs. Further, the addition of the second rig provided for more flexible time slot dedications with frac providers which will greatly enhance the Company’s ability to control the quality and timing of completion operations.
PRODUCTION VOLUMES, OPERATING COSTS, AND REALIZED PRICES
SilverBow’s total net production for the first quarter averaged approximately 161 Mmcfe/d which was at the high end of guidance. After giving effect to the AWP Olmos sale, production for the quarter was 154 Mmcfe/d. Production mix for the quarter consisted of approximately 82% natural gas, 11% NGLs, and 7% oil.
Lease operating expenses during the first quarter of $0.34/Mcfe came in better than the Company’s guidance range primarily driven by continued cost reduction initiatives. Lease operating expenses for the quarter included two months of higher cost AWP Olmos wells which the Company sold on March 1, 2018 for $27.0 million in cash. For the second quarter, the Company is guiding for lease operating expenses of $0.30 to $0.32/Mcfe.
General and administrative costs of $0.39/Mcfe were lower than the $0.45/Mcfe reported in the fourth quarter. After deducting $1.4 million of non-cash compensation expense, cash general and administrative costs were $4.2 million which compared favorably to guidance due to ongoing efforts to streamline the workforce and reduce associated administrative costs.

Transportation and processing expenses came in at $0.35/Mcfe while production and ad valorem taxes were 5.7% of oil and gas revenues for the quarter. Production and ad valorem taxes were higher compared to fourth quarter levels primarily due to an increase in the Company’s estimates for 2018 ad valorem taxes. The Company’s ad valorem taxes are based on the value of developed reserves, which increased significantly during 2017.
The Company’s average realized natural gas price, excluding the effect of hedging, was $3.00/Mcf compared to $2.88/Mcf in the fourth quarter of 2017. The average realized crude oil selling price, excluding the effect of hedging, was $64.59/Bbl in the quarter, up from $57.64/Bbl in the fourth quarter of 2017. The average realized NGL selling price in the quarter was $22.39/Bbl versus $24.37/Bbl in the fourth quarter of 2017.
FINANCIAL RESULTS
The Company reported total oil and gas revenues of $52.8 million for the first quarter 2018. On a GAAP basis, the Company reported net income of $8.5 million for the quarter, which includes a loss on the value of the Company's hedge portfolio of $6.4 million.
The Company reported Adjusted EBITDA of $36.1 million in the quarter. Adjusted EBITDA is a non-GAAP financial measure. Please see the tables included with today's news release for a reconciliation of net income to Adjusted EBITDA.
Capital expenditures incurred during the quarter totaled approximately $45 million.
2018 GUIDANCE
The Company reiterated its 2018 capital expenditure budget of $245 to $265 million, which provides for average full year production of 175 to 195 Mmcfe/d. For the second quarter 2018, the Company is guiding for 158 to 164 Mmcfe/d. The Company spent less than 18% of its full year capital budget in the first quarter. Capital expenditures are expected to increase in the second quarter to reflect a full quarter of drilling activity associated with two rigs and increased completions. However, several completions in the quarter will not turn to sales until the third quarter given the timing and nature of pad-drilling. As such, production growth is expected to be back-end weighted. Additional detail concerning the Company's second quarter 2018 and full year financial and operational guidance can be found in the table included with today’s news release and the Corporate Presentation uploaded to the Investor Relations section of the Company’s website before the conference call.

HEDGING UPDATE
Hedging continues to be an important element of SilverBow’s strategy. The Company maintains an active hedging program to provide predictable cash flows while still allowing for flexibility in capturing increases in prices. SilverBow has approximately 65% of total production volumes hedged for full year 2018 using the mid-point of production guidance. The Company continues to layer on additional hedges when prices are favorable. Please see the Company’s Form 10-Q filing, which the Company expects to be filed on Wednesday, May 9, 2018, for a detailed summary of derivative contracts.
CAPITAL STRUCTURE AND LIQUIDITY
The Company had liquidity of $274 million as of March 31, 2018, primarily consisting of availability on the Company’s $330 million bank credit facility. The Company recently completed its semi-annual Spring 2018 redetermination and the borrowing base under the facility was reaffirmed at $330 million. Additionally, the interest rate on the facility was reduced 50 basis points.
As of May 1, 2018, the Company had 11.7 million total common shares outstanding.
CONFERENCE CALL & UPDATED INVESTOR PRESENTATION
SilverBow will host a conference call for investors on Wednesday, May 9, 2018, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested investors can listen to the call by dialing 1-877-420-2751 (U.S.) or 1-442-275-1680 (International) and requesting SilverBow’s First Quarter 2018 Earnings Conference Call or by visiting our website.
A simultaneous webcast of the call may be accessed over the internet by visiting our website at www.sbow.com, clicking on “Investor Relations” and “Events and Presentations” and then clicking on the “First Quarter 2018 Earnings Conference Call” link. The webcast will be archived for replay on the SilverBow website for 14 days. Additionally, an updated Corporate Presentation will be uploaded to the Investor Relations section of the Company's website before the conference call.
ABOUT SILVERBOW RESOURCES, INC.
SilverBow Resources (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas in the Eagle Ford Shale in South Texas. With almost 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs which we leverage to assemble high quality drilling inventory while continuously enhancing our operations to maximize returns on capital invested. For more information, please visit www.sbow.com.

FORWARD-LOOKING STATEMENTS
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurances can be given that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of SilverBow Resources, Inc. with the Securities and Exchange Commission.

(Financial Highlights to Follow)

Condensed Consolidated Balance Sheets
SilverBow Resources, Inc. and Subsidiaries (in thousands, except share amounts)

	March 31, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$237	$7,806
Accounts receivable, net	21,133	27,263
Fair value of commodity derivatives	2,704	5,148
Other current assets	2,877	2,352
Total Current Assets	26,951	42,569
Property and Equipment:
Property and Equipment, full cost method, including $55,725 and $50,377 of unproved property costs not being amortized at the end of each period	723,828	712,166
Less – Accumulated depreciation, depletion, amortization & impairment	(229,901)	(216,769)
Property and Equipment, Net	493,927	495,397
Other Long-Term Assets	13,517	13,304
Total Assets	$534,395	$551,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$32,289	$44,437
Fair value of commodity derivatives	7,666	5,075
Accrued capital costs	20,445	10,883
Accrued interest	2,298	2,106
Undistributed oil and gas revenues	10,713	12,996
Total Current Liabilities	73,411	75,497

Long-Term Debt, net	245,371	265,325
Asset Retirement Obligations	4,185	8,678
Other Long-Term Liabilities	7,601	8,312
Commitments and Contingencies (Note 11)
Stockholders' Equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 40,000,000 shares authorized, 11,713,859 and 11,621,385 shares issued and 11,652,637 and 11,570,621 shares outstanding, respectively	117	116
Additional paid-in capital	281,303	279,111
Treasury stock, held at cost, 61,222 and 50,764 shares	(1,742)	(1,452)
Retained earnings (Accumulated deficit)	(75,851)	(84,317)
Total Stockholders’ Equity	203,827	193,458
Total Liabilities and Stockholders’ Equity	$534,395	$551,270

Condensed Consolidated Statements of Operations
SilverBow Resources, Inc. and Subsidiaries (in thousands, except per-share amounts)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Revenues:
Oil and gas sales	$52,752	$42,412

Operating Expenses:
General and administrative, net	5,576	9,834
Depreciation, depletion, and amortization	13,131	9,715
Accretion of asset retirement obligations	159	564
Lease operating costs	4,961	5,773
Transportation and gas processing	5,025	4,385
Severance and other taxes	3,031	1,618
Total Operating Expenses	31,883	31,889

Operating Income (Loss)	20,869	10,523

Non-Operating Income (Expense)
Gain (loss) on commodity derivatives, net	(6,355)	10,936
Interest expense, net	(5,890)	(3,607)
Other income (expense), net	(158)	(142)

Income (Loss) Before Income Taxes	8,466	17,710

Provision (Benefit) for Income Taxes	—	—

Net Income (Loss)	$8,466	$17,710

Per Share Amounts-

Basic: Net Income (Loss)	$0.73	$1.58

Diluted: Net Income (Loss)	$0.72	$1.57

Weighted Average Shares Outstanding - Basic	11,602	11,232

Weighted Average Shares Outstanding - Diluted	11,727	11,323

Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Cash Flows from Operating Activities:
Net income (loss)	$8,466	$17,710
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation, depletion, and amortization	13,131	9,715
Accretion of asset retirement obligations	159	564
Share-based compensation expense	1,359	1,503
(Gain) Loss on derivatives, net	6,355	(10,937)
Cash settlement (paid) received on derivatives	977	(811)
Settlements of asset retirement obligations	(120)	(411)
Write down of debt issuance cost	—	450
Other	129	(315)
Change in operating assets and liabilities-
(Increase) decrease in accounts receivable and other current assets	4,005	(1,942)
Increase (decrease) in accounts payable and accrued liabilities	(9,497)	(3,436)
Increase (decrease) in accrued interest	192	(354)
Net Cash Provided by (used in) Operating Activities	25,156	11,736
Cash Flows from Investing Activities:
Additions to property and equipment	(33,753)	(25,417)
Proceeds from the sale of property and equipment	26,969	432
Payments on property sale obligations	(6,042)	—
Transfer of company funds from restricted cash	—	(15)
Transfer of company funds to restricted cash	—	653
Net Cash Provided by (Used in) Investing Activities	(12,826)	(24,347)
Cash Flows from Financing Activities:
Proceeds from bank borrowings	35,100	43,000
Payments of bank borrowings	(55,100)	(69,000)
Net proceeds from issuances of common stock	708	39,381
Purchase of treasury shares	(290)	(267)
Payments of debt issuance costs	(317)	—
Net Cash Provided by (Used in) Financing Activities	$(19,899)	$13,114

Net increase (decrease) in Cash, Cash Equivalents and Restricted Cash	(7,569)	503
Cash, Cash Equivalents and Restricted Cash, at Beginning of Period	8,026	497
Cash, Cash Equivalents and Restricted Cash at End of Period	$457	$1,000

Supplemental Disclosures of Cash Flow Information:
Cash paid during period for interest, net of amounts capitalized	$5,170	$2,959
Changes in capital accounts payable and capital accruals	$12,177	$7,365
Changes in other long-term liabilities for capital expenditures	$(1,250)	$—

SilverBow Resources, Inc.
Non-GAAP Financial Measures
Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP)
(In thousands)
(Unaudited)

We present adjusted EBITDA attributable to common stockholders (“Adjusted EBITDA”) in addition to our reported net income (loss) in accordance with U.S. GAAP. Adjusted EBITDA is a non-GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.

Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Net Income (Loss)	$8,466	$17,710
Plus:
Depreciation, depletion and amortization	13,131	9,715
Accretion of asset retirement obligations	159	564
Interest expense	5,890	3,607
Derivative (gain)/loss	$6,355	(10,936)
Derivative cash settlements collected/(paid) (1)	735	(668)
Share-based compensation expense	1,359	1,503
Adjusted EBITDA	$36,095	$21,495
(1) This includes accruals for settled contracts covering commodity deliveries during the period where the actual cash settlements occur outside of the period.

Production Volumes & Pricing (Unaudited)
SilverBow Resources and Subsidiaries

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Production volumes:
Oil (MBbl) (1)	177	146
Natural gas (MMcf)	11,917	10,104
Natural gas liquids (MBbl) (1)	248	204
Total (MMcfe)	14,469	12,206

Oil, Natural gas and Natural gas liquids sales:
Oil	$11,439	$7,201
Natural gas	35,767	31,063
Natural gas liquids	5,560	4,148
Total	$52,766	$42,412

Average realized price:
Oil	$64.59	$49.26
Natural gas	3.00	3.07
Natural gas liquids	22.39	20.33
Average per Mcfe	$3.65	$3.47

(1) Oil and NGLs are converted at the rate of one barrel of oil equivalent to six Mcfe

Second Quarter 2018 & Full Year 2018 Guidance

Guidance
	2Q 2018	FY 2018
Production Volumes:
Oil (Bbls/d)	1,350 - 1,450	1,600 - 1,800
NGLs (Bbls/d)	2,275 - 2,375	2,575 - 2,900
Natural Gas (Mmcf/d)	136 - 141	150 - 167
Million Cubic Feet of Gas Equivalent (Mmcfe/d)	158 - 164	175 - 195

Operating Costs & Expenses :
Lease Operating Expense ($/Mcfe)	$0.30 - $0.32	$0.25 - $0.28
Transportation & Processing Expense ($/Mcfe)	$0.38 - $0.39	$0.34 - $0.38
Production & Ad Val Taxes (% of O&G Revenue)	5.5% - 6.5%	5.0% - 6.0%
Cash G&A, net (in millions)	$4.0 - $4.5	$18.1 - $19.1
DD&A Expense ($/Mcfe)	$0.90 - $0.95	$0.89 - $1.00
Cash Interest Expense ($MM)	$5.0 - $6.0	N/A
Product Pricing :
Natural Gas NYMEX Differential (per Mcf)	$0.00 – $0.06	N/A
Crude Oil NYMEX Differential (per Bbl)	($0.50) - $0.50	N/A
Natural Gas Liquids (% of WTI)	31% - 34%	N/A